CONSENT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of The Mallard Fund, Inc.:

We consent to the inclusion in the Pre-Effective Amendment No. 2 to the Registration Statement of The Mallard Fund, Inc., (the "Fund"), on Form N-2 (File No. 333-26791) of our report dated December 5, 1997 on our audit of the financial statement of the Fund as of May 30, 1997 which is included in the Pre-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the captions "Additional Information" and "Financial Statements" in the Prospectus.




/s/ Coopers & Lybrand L.L.P.
------------------------------
Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 16, 1998